EXHIBIT 9



     FROM:     Equity-Linked Investors, L.P.
               Equity-Linked Investors-II
               c/o Desai Capital Management, Incorporated
               540 Madison Avenue
               New York, New York  10022

               Contact:  Mr. Damon Ball (212) 838-9191
                         Mr. Thomas W. Perlmutter (212) 838-9191

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                                               FOR IMMEDIATE RELEASE

     NEW YORK, March 3, 1997 . . . Equity-Linked Investors, L.P. and Equity-Linked Investors-II today announced that they, and certain other holders of Genta Incorporated's Series A Convertible Preferred Stock, had submitted a proposal to the Board of Directors of Genta Incorporated (NASDAQ SM. CAP.: GNTAC) to lend $3.6 million to Genta Incorporated on terms and conditions identical to a transaction entered into between Genta Incorporated and certain entities controlled by Paramount Capital, Inc., except that Equity-Linked's offer is for $600,000, or twenty percent (20%), more than Paramount offered in its transaction.

     The transaction between Genta and Equity-Linked is subject to recission or judicial invalidation of the previously announced transaction between Genta and Paramount, currently in litigation in Delaware Chancery Court, as well as certain limited due diligence.





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